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                                                                      Exhibit 23


The Board of Directors
The Home Depot, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-56724, 333-56722, 333-91943, 333-38946, 333-85759, 333-61733, 333-56207,
333-46476, 333-22531, 333-22299, 333-58807, 333-16695, 333-01385) on Form S-8
and (No. 333-03497) on Form S-3 of The Home Depot, Inc. of our report dated February 19, 2001, relating to the consolidated balance sheets of The Home Depot, Inc. and subsidiaries as of January 28, 2001 and January 30, 2000, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended January 28, 2001, which report is incorporated by reference in the January 28, 2001 annual report on Form 10-K of The Home Depot, Inc.


/s/ KPMG LLP
----------------------------
Atlanta, Georgia
April 19, 2001